EXHIBIT 8.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Act of 1934, as amended, each of Daniel L. Goodwin and Inland Real Estate Investment Corporation hereby agrees that the Schedule 13G to which this Exhibit 8.2 is attached and any amendments thereto relating to the acquisition or disposition of shares of common stock of Inland Real Estate Corporation is filed jointly on behalf of each of them.

Dated:  March 20, 2006

DANIEL L. GOODWIN

By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin
Date:	April 5, 2006

THE INLAND GROUP, INC.

By:	/s/ Alan Kremin
Name:	Alan Kremin
Title:	Treasurer
Date:	April 5, 2006

INLAND REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Title:	President
Date:	April 5, 2006